U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    From 4 or Form 5 obligations may continue. See Instruction 1(b) Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
    Watson, Robert L.G
    P.O. Box 701007
    San Antonio, TX 78270-1007
2. Issuer Name and Ticker or Trading Symbol
    Abraxas Petroleum Corporation
    AXAS
3. IRS or Social Security number of Reporting Person (Voluntary)
    ###-##-####
4. Statement for Month/Year
    Aug-00
5. If Amendment, Date of Original Month/Year

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X)Director ( )10% Owner (X)Officer (give title below) ( )Other
                               President - CEO

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Abraxas Common Stock       |08/15 | J  | | 19232            | A |           | 311790            |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Common Stock       |08/15 | J  | |  1084            | A |           | 312874            |D     |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
---------------------------------------------------------------------------------------------------------------------------------- |
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
---------------------------------------------------------------------------------------------------------------------------------- |
Abraxas Common Stock       |08/15 | J  | | 19232            | D |           |   1084            |I     |Held by Wind River         |
                           |      |    | |                  |   |           |                   |      |Resources                  |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Common Stock       |08/15 | J  | |  1084            | D |           |   0               |I     |Held by Wind River         |
                           |      |    | |                  |   |           |                   |      |Resources                  |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Common Stock       |      |    | |                  |   |           |  75880            |I     |Held by childrens trust    |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Common Stock       |      |    | |                  |   |           |    300                    Keogh Plan                 |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Explaination: J - Shares transfered from Wind River Resouces to Robert L.G. Watson


___________________________________________________________________________________________________________________________________|
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1. Title of Security  |2.Conver- |3.Trans-|4.Transac- |5.Number of Deriv-|6.Date    |7.Title   |8.Price |9.Number|10.Owner-|11.Nat-|
                      |  siono or|  action|  tion Code|  ative Securities|  exerc-  |  and     |  of    |  of de-|   ship  |   ure |
                      |  Exercise|  Date  |  (Instr 8)|  acquired (A) or |  isable  |  Amount  |  Deriv-|  rivat-|   Form  |   of  |
                      |  Price of| (Month/|           |  or Disposed of  |  and Ex- |  of      |  ative |  ive   |   of    |   Ind-|
                      |  Deriv-  |   Day/ |           |  (D)(Instr. 3, 4,|  pirat-  |  Under-  |  Secur-|  Secu- |   Der-  |   ire-|
                      |  ative   |   Year)|           |  and 5)          |  ion     |  lying   |  ity   |  riti- |   ivat- |   ct  |
                      |  Security|        |           |                  |  Date    |  Security|        |  es be-|   ive   |   Ben-|
                      |          |        |           |                  |          |          |        |  nefic-|   Sec-  |   efi-|
                      |          |        |           |                  |          |          |        |  ially |   uri-  |   cial|
                      |          |        |           |                  |          |          |        |  owned |   ty:   |   Own-|
                      |          |        |           |                  |          |          |        |  at end|   Dir-  |   er- |
                      |          |        |           |                  |          |          |        |  of    |   ect   |   ship|
                      |          |        |           |                  |          |          |        |  Month |   (D)or |       |
                      |          |        |___________|__________________|__________|__________|        |        |   indir-|       |
                      |          |        |     |     |         |        |Date|Exp- |     |Amo |        |        |   ect(I)|       |
                      |          |        |Code |  V  |  (A)    |  (D)   |Exer|irat |Title|unt-|        |        |         |       |
                      |          |        |     |     |         |        |able| ion |     |or  |        |        |         |       |
                      |          |        |     |     |         |        |    |Date |     |Num-|        |        |         |       |
                      |          |        |     |     |         |        |          |     |ber |        |        |         |       |
___________________________________________________________________________________________________________________________________|
Employee stock option |  1.38    |5/26/00 | J   |     | 120,000 |        | (1)|5/26/|Comm  |120000|      | 1402562|   D     |     |
                      |          |        |     |     |         |        |    |2010 |Stk   |      |      |        |         |     |
___________________________________________________________________________________________________________________________________|

Explanation of responses:
(1) The option vests in four equal installments beginning May 26, 2001



Signature of Reporting Person

_______________________________
Robert L.G. Watson

June 13, 2000